Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MELINTA THERAPEUTICS, INC.

Melinta Therapeutics, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on February 20, 2019 (the “Effective Date”):

WHEREAS, the Company’s Certificate of Incorporation, as amended, including any amendment or supplement thereto (including any Certificate of Amendment or Certificate of Designations) (the “Certificate of Incorporation”), authorizes five million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Certificate of Incorporation authorizes the Board to establish from time to time the number of shares to be included in each series of Preferred Stock, and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences, rights, qualifications, limitations and restrictions as provided herein is hereby authorized and established as follows:

Section 1. Number; Designation; Rank.

(a) This series of convertible Preferred Stock is designated as the “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”). The number of shares constituting the Series A Convertible Preferred Stock is 283,968 shares, par value $0.001 per share. The Series A Convertible Preferred Stock shall only be issued upon conversion of Loans pursuant to the Loan Agreement.

(b) The Series A Convertible Preferred Stock ranks, with respect to rights upon liquidation, dissolution or winding up of the Company senior in preference and priority to the Common Stock (as defined in Section 10 hereof) of the Company, and each other class or series of capital stock of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to (the “Senior Securities”), or on parity with (the “Parity Securities”), the Series A Convertible Preferred Stock with respect to rights upon liquidation, issolution or winding up of the Company (collectively with the Common Stock, the “Junior Securities”).

Section 2. Dividends.

(a) Each holder of issued and outstanding Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of funds of the Company legally available therefor, for each share of Series A Convertible Preferred Stock, dividends of the same type as any dividends, whether cash or other property, paid on all of the outstanding shares of the Common Stock, as a class, equal to the amount of such dividends as would be paid on the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock could be converted on the date of payment of such dividends on the Common Stock (without giving effect to the 4.985% Cap, to the extent otherwise applicable), assuming such shares of Common Stock were outstanding on the applicable record date for such dividend or other distribution (the “Participating Dividends”), and any such Participating Dividends shall be payable to the Person in whose name the Series A Convertible Preferred Stock is registered at the close of business on the applicable record date; provided, however, “Participating Dividends” shall not include dividends paid on Common Stock in the form of additional shares of Common Stock.

(b) Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

(c) Prior to declaring any dividend on the shares of Series A Convertible Preferred Stock, the Company shall take all actions necessary or advisable under the DGCL to permit the payment of Participating Dividends to the holders of Series A Convertible Preferred Stock. Holders of Series A Convertible Preferred Stock are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends provided for in this Section 2.

Section 3. Liquidation Preference.

(a) Upon any liquidation, dissolution or winding up, or any other distribution of the assets, of the Company (whether voluntary or involuntary), each holder of Series A Convertible Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities but after payment is made on any Senior Securities, an amount equal to the greater of (i) the aggregate Liquidation Preference (as defined in Section 10 hereof) of all shares of Series A Convertible Preferred Stock held by such holder and (ii) such amount as would have been payable in respect of all shares of Series A Convertible Preferred Stock held by such holder had all such shares of Series A Convertible Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to (and on the date fixed for) the liquidation, dissolution or winding up of the Company (without giving effect to the 4.985% Cap, to the extent otherwise applicable), and the holders of Series A Convertible Preferred Stock shall not be entitled to any further payment in respect thereof or have any claim or right to any assets of the Company. If upon any such liquidation, dissolution or winding up of the Company the Company’s assets to be distributed among the holders of the Series A Convertible Preferred Stock and any Parity Securities are insufficient to permit payment to such holders of the Series A Convertible Preferred Stock of the aggregate amount which they are entitled to be paid under this Section 3 and such holders of Parity Securities of the aggregate amount which they are entitled to be paid in accordance with the terms of such Parity Securities, then the entire assets available to be distributed to the Company’s stockholders shall be distributed pro rata among the holders of the Series A Convertible Preferred Stock (based on the respective Liquidation Preferences thereof) and any Parity Securities in accordance with the full respective preferential payments that would be payable on such shares of Series A Convertible Preferred Stock and such shares of Parity Securities if all amounts payable thereon were payable in full.

(b) The value of any property not consisting of cash that is distributed by the Company to the holders of the Series A Convertible Preferred Stock will equal the fair market value as determined by the Board of Directors of the Company in good faith. For the avoidance of doubt, the amount deemed distributed to the holders of Series A Preferred Stock upon any liquidation, dissolution or winding up, or any other distribution of the assets, of the Company in consideration for the shares of Series A Preferred Stock held by such holders shall be the cash or fair market value of the securities or other property as determined by the Board in good faith distributed to such holders in such liquidation, dissolution or winding up, or other distribution of the assets, of the Company.

(c) For purposes of this Section 3, the merger or consolidation of the Company with any other corporation or other entity or the sale or exchange (for cash, securities or other property) of all or substantially all of the assets of the Company shall be deemed to constitute a liquidation of the Company and the proceeds thereof shall be distributed in accordance with this Section 3.

(d) In the event of a liquidation, dissolution or winding up in accordance with Section 3(a) (subject to Section 3(c)) if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with this Section 3 as if the Initial Consideration were the only consideration payable in connection with such liquidation, dissolution or winding up; and (ii) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with this Section 3 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 3(d), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such liquidation, dissolution or winding up shall be deemed to be Additional Consideration.

(e) The Company shall not effectuate any exclusive issuance to all or substantially all holders of the Common Stock shares of Common Stock as a dividend or distribution on shares of the outstanding Common Stock or any share split of the Common Stock (including, if applicable, the Reverse Stock Split (as defined in the Loan Agreement)) or a share combination of Common Stock (each, a “Common Stock Change”) unless, simultaneously in connection therewith, the Company effectuates the same dividend, distribution, split or combination, as applicable, to the Series A Convertible Preferred Stock, mutatis mutandis. The Company shall not effectuate any exclusive issuance to all or substantially all holders of the Series A Convertible Preferred Stock shares of Series A Convertible Preferred Stock as a dividend or distribution on shares of the outstanding Series A Convertible Preferred Stock or any share split of the Series A Convertible Preferred Stock (including, if applicable, the Reverse Stock Split) or a share combination of Series A Convertible Preferred Stock (each, a “Preferred Stock Change”) unless, simultaneously in connection therewith, the Company effectuates the same dividend, distribution, split or combination, as applicable, to the Common Stock, mutatis mutandis.

Section 4. Voting Rights.

(a) The holders of Series A Convertible Preferred Stock shall have no right to vote on any matters to be voted on by the stockholders of the Company except as required by the DGCL.

(b) No amendment, modification, alteration, repeal or waiver of any provision of Sections 1 to 10 hereof shall be binding or effective without the prior written consent of the holders of a majority of the Liquidation Preference (as defined in Section 10 hereof) of the shares of Series A Convertible Preferred Stock outstanding at the time such action is taken.

Section 5. Conversion. Each share of Series A Convertible Preferred Stock is convertible into shares of Common Stock as provided in this Section 5.

(a) Optional Conversion. Each holder of Series A Convertible Preferred Stock shall be entitled in its sole discretion to convert at any time all or any part of its Series A Convertible Preferred Stock into Common Stock, in accordance with this Section 5, at the Conversion Rate. The Company shall not issue any fractional shares of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, then the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share (with 0.5 rounded up).

(b) Conversion Rate. The number of shares of Common Stock issuable upon a conversion of all or any portion of the Series A Convertible Preferred Stock pursuant to this Section 5 shall be determined according to the following formula:

Number of shares of Common Stock = Conversion Rate * Number of shares of Series A Convertible Preferred Stock

(c) Mechanics of Conversion. The conversion of any shares of Series A Convertible Preferred Stock shall be conducted in the following manner:

(i) Holder Delivery Requirements. To convert Series A Convertible Preferred Stock into Common Stock on any date (the “Conversion Date”), the applicable holder of such Series A Convertible Preferred Stock shall (x) provide written notice (any such notice, a “Conversion Notice”), to the Company setting forth the number of shares of Series A Convertible Preferred Stock, and to the extent that any shares of Common Stock are to be issued in a name other than the holder’s name, the names and addresses of such Person and the number of shares issuable in the name of such Person and (y) surrender to the Company for cancellation any Series A Convertible Preferred Stock certificate representing the converted shares of the Series A Convertible Preferred Stock. For purposes of this Section 5(c), subject to any stockholder approval pursuant to Section 5(k), conversion shall occur immediately prior to the close of business on the date (the “Conversion Effective Date”) that the Company receives both (A) the Conversion Notice and (B) the certificate (if any) representing the converted shares of Series A Convertible Preferred Stock.

(ii) Company’s Response. Following receipt by the Company of the Conversion Notice and, if applicable, the certificate(s) representing the converted Series A Convertible Preferred Stock, the Company (x) shall promptly send a confirmation of receipt of such Conversion Notice to the applicable holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, and (y) shall use commercially reasonable efforts to, on or before the second (2nd) Business Day (and in any event on or before the fifth (5th) Business Day (such fifth (5th) Business Day, the “Conversion Delivery Deadline”) following the Conversion Effective Date with respect to which such notice was delivered, as applicable, (A) provided that the Transfer Agent is participating in DTC’s Fast Automated Securities Transfer Program and provided that such holder is eligible to receive the Common Stock through DTC, credit such aggregate number of shares of Common Stock to which such holder shall be entitled to such holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the foregoing clause (A) shall not apply, issue and deliver to the address specified in the Conversion Notice, a share or stock certificate (as the case may be), registered in the name of such holder or its designee, for the number of shares of Common Stock to which such holder shall be entitled.

(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of any Series A Convertible Preferred Stock shall be treated for all purposes as the legal and record holder or holders of such Common Stock upon delivery of the Conversion Notice in accordance with the terms hereof.

(iv) Taxes. The Company shall pay any and all Other Taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of any Series A Convertible Preferred Stock, except to the extent the Other Tax is due because the holder requests any such shares to be issued in a name other than the holder’s name, in which case the holder will pay such Other Tax (and the Company shall not be required to issue or deliver any such shares of Common Stock unless and until the holder shall have paid to the Company such Other Tax). For greater certainty, the provisions of Section 5(c)(iv) shall apply with respect to any and all taxes with respect to payments by the Company (or any other applicable credit party) hereunder, including with respect to the delivery of Common Stock upon the conversion of any Series A Convertible Preferred Stock.

(d) While any shares of Series A Convertible Preferred Stock are outstanding the Company shall have reserved out of its authorized but unissued shares of Common Stock, for delivery upon conversion of the Series A Convertible Preferred Stock, a number of shares of Common Stock equal to the amount of Common Stock that would be issuable if the then outstanding shares of Series A Convertible Preferred Stock were converted in full.

(e) Any shares of Common Stock delivered upon the conversion of the Series A Convertible Preferred Stock will be newly issued shares or treasury shares, duly and validly issued, fully paid, nonassessable, free from preemptive rights and free of any lien, encumbrance or adverse claim (except to the extent of any lien, encumbrance or adverse claim created by the action or inaction of any holder, or otherwise created by the holder holding the applicable Series A Convertible Preferred Stock).

(f) Prior to consummating the applicable action, the Company shall promptly notify each holder of Series A Convertible Preferred Stock (and in no event less than five (5) Business Days prior to the occurrence of the applicable action) in the event the Company undergoes any action that would require an adjustment to the Loan Conversion Rate pursuant to Section 2.9 of the Loan Agreement, whether or not any Loan is still outstanding.

Section 6. Transfer Restrictions; Share Register.

(a) None of the shares of Series A Convertible Preferred Stock may be offered, sold or otherwise transferred except to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or to “accredited investors” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act (provided that in the case of clause (8) all of the equity owners of such entity are accredited investors as defined in Rule 501(a)(1), (2), (3), (7) or (8) as modified by this parenthetical)), in each case, in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom, and the terms of this Certificate of Designations and the restrictions set forth in the text of the restrictive legend required to be set forth on the shares pursuant to Section 6(b). Any attempt to Transfer the Series A Convertible Preferred Stock or any rights hereunder in violation of the preceding sentence shall be null and void, and the Company shall not register any such Transfer. The Company shall be entitled to give stop transfer orders to its transfer agent with respect to the shares of Series A Convertible Preferred Stock in order to enforce the foregoing restrictions. Upon the Transfer of the Series A Convertible Preferred Stock, in whole or in part, through the use of an assignment form in a form (including having the name and address and e-mail address and contact of the Persons in whose name the shares of Series A Convertible Preferred Stock have been issued, as well as the name and address and e-mail address and contact of the transferee) reasonably satisfactory to the Company, and in accordance with applicable law or regulation, and the payment by the holder of funds sufficient to pay any transfer tax, the Company shall issue and register in the Share Registry the Series A Convertible Preferred Stock in the name of the new holder or, in the event the Series A Convertible Preferred Stock is transferred in part, the Company shall deliver new certificates of like tenor registered in the names of each of the current holder and the transferee in amounts that give effect to such partial Transfer. If requested by the Company in its reasonable judgment, the holder shall supply to the Company a written statement, in such form as the Company may reasonably request, certifying that the Transfer complies with the foregoing requirements.

(b) Each certificate representing shares of Series A Convertible Preferred Stock shall contain a legend substantially to the following effect (in addition to any legends required under applicable securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE DIRECTLY OR INDIRECTLY OFFERED, SOLD, TRANSFERRED, ENCUMBERED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT (A) TO “QUALIFIED INSTITUTIONAL BUYERS” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR TO “ACCREDITED INVESTORS” (AS DEFINED IN RULE 501(A)(1), (2), (3), (7) OR (8) UNDER THE SECURITIES ACT (PROVIDED THAT IN THE CASE OF CLAUSE (8) ALL OF THE EQUITY OWNERS OF SUCH ENTITY ARE ACCREDITED INVESTORS AS DEFINED IN RULE 501(A)(1), (2), (3), (7) OR (8) AS MODIFIED BY THIS PARENTHETICAL)), IN EACH CASE, (B) PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, INCLUDING RULE 144, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF REASONABLE AND CUSTOMARY CERTIFICATIONS AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO EACH OF THEM.

(c) The Company will maintain a register for the shares of Series A Convertible Preferred Stock (the “Share Registry”), in which the Company will record the share certificate numbers and the name and address and e-mail address and contact of the Persons in whose name the shares of Series A Convertible Preferred Stock have been issued and the Liquidation Preference of such shares, as well as the name and address and e-mail address and contact of any transferee. The Company may treat the Person in whose name any Series A Convertible Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made Transfers.

(d) Ownership Limitation.

(i) No holder (other than VHP, VIP and their respective Affiliates from time to time) will be entitled to receive shares of Common Stock upon conversion of Series A Convertible Preferred Stock and no conversion of Series A Convertible Preferred Stock shall take place to the extent (but only to the extent) that such receipt (or conversion) would cause such holder to exceed the Ownership Limitation or cause a Major Transaction. Any purported delivery of shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder violating the Ownership Limitation or causing a Major Transaction.

(ii) Notwithstanding the foregoing, the limitations set forth in Section 6(d)(i) shall not apply to any conversion made in connection with a Fundamental Change (as defined in the Loan Agreement) or similar event that would result in the occurrence of the Facility Termination Date (as defined in the Loan Agreement).

(iii) Notwithstanding anything herein to the contrary, the Company shall not issue to any Specified Holder, and no Specified Holder may acquire, a number of shares of Common Stock upon any conversion of the Series A Convertible Preferred Stock to the extent that, upon such conversion, the number of shares of Common Stock then “beneficially owned” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act (as defined in the Loan Agreement)) by such Specified Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with such Specified Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which such Specified Holder is a member, but excluding shares beneficially owned by virtue of the ownership of warrants and other securities or rights to acquire securities, in each case, that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 4.985% of the total number of shares of Common Stock then issued and outstanding (the “4.985% Cap”); provided, however, that the 4.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act; provided, further that, other than in connection with a Successor Major Transaction (as defined in the Loan Agreement), any Specified Holder shall be permitted to include in its Conversion Notices that it is electing to make successive conversions, which conversions shall occur (in each case by written notice from such Specified Holder to the Borrower) from time to time as determined by such Specified Holder at any time prior to the end of the Successive Conversion Period (as defined in the Loan Agreement) (each such conversion being subject to the 4.985% Cap). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC (as defined in the Loan Agreement), and the percentage held by any Specified Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, in determining the number of outstanding shares of Common Stock, the Specified Holders may rely on the number of outstanding shares of Common Stock as stated in the Company’s most recent quarterly or annual report filed with the SEC, or any current report filed by the Company with the SEC subsequent thereto. Upon the written request of any Specified Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to such Specified Holder the number of shares of Common Stock then outstanding, and such Specified Holder shall be entitled to rely upon such confirmation for purposes hereof.

Section 7. Headings and Subdivisions. The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 8. Severability. If any right, preference or limitations of the Series A Convertible Preferred Stock set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

Section 9. Mutilated or Missing Series A Convertible Preferred Stock Certificates. If any of the Series A Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Series A Convertible Preferred Stock certificate, or in lieu of and in substitution for the Series A Convertible Preferred Stock certificate lost, stolen or destroyed, a new Series A Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Convertible Preferred Stock certificate and indemnity reasonably satisfactory to the Company in amount and form, if requested by the Company.

Section 10. Additional Definitions. For purposes of these resolutions, the following terms shall have the following meanings:

(a) “4.985% Cap” shall have the meaning set forth in Section 6(d)(iii).

(b) “accredited investor” shall have the meaning set forth in Section 6(a) hereof.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly:

(i) controls, or is controlled by, or is under common control with, such Person; or

(ii) is a general partner, manager or managing member of such Person.

Without limiting the foregoing, a Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, no holder shall be deemed an Affiliate of the Company or any of its Subsidiaries. With respect to any Specified Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Specified Holder will be deemed to be an Affiliate of such Specified Holder.

(d) “Board” means, unless otherwise specified hereunder, the Board of Directors of the Company.

(e) “Business Day” means a day other than Saturday or Sunday on which banks are open for business in New York, New York.

(f) “capital stock” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and Preferred Stock.

(g) “Certificate of Incorporation” shall have the meaning set forth in the Preamble.

(h) “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(i) “Company” shall have the meaning set forth in the Preamble.

(j) “Conversion Amount” shall have the meaning set forth in the Loan Agreement.

(k) “Conversion Date” shall have the meaning assigned to such term in Section 5(c)(i).

(l) “Conversion Delivery Deadline” shall have the meaning assigned to such term in Section 5(c)(ii).

(m) “Conversion Effective Date” shall have the meaning assigned to such term in Section 5(c)(i).

(n) “Conversion Notice” shall have the meaning assigned to such term in Section 5(c)(i).

(o) “Conversion Rate” means, initially, 100 shares of Common Stock per one share of Series A Convertible Preferred Stock.

(p) “DGCL” means the General Corporation Law of the State of Delaware.

(q) “DTC” means The Depository Trust Company.

(r) “Facility Termination Date” shall have the meaning set forth in the Loan Agreement.

(s) “Fundamental Change” shall have the meaning set forth in the Loan Agreement.

(t) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(u) “hereof”, “herein” and “hereunder” and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

(v) “Junior Securities” shall have the meaning assigned to such term in Section 1(b) hereof.

(w) “Liquidation Preference” means, with respect to a share of Series A Convertible Preferred Stock issued upon conversion of Loans, the Conversion Amount for such converted Loans divided by the number of shares of Series A Convertible Preferred Stock issued upon conversion of such Loans pursuant to the Loan Agreement, as thereafter adjusted pursuant to Section 3(e) (plus, if applicable, the amount of any declared but unpaid dividends on such share of Series A Convertible Preferred Stock). Such “Liquidation Preference” shall be recorded in the Share Registry pursuant to Section 6(c) and placed on each certificate representing shares of Series A Convertible Preferred Stock.

(x) “Loan” shall have the meaning assigned to such term in the Loan Agreement.

(y) “Loan Agreement” means that certain Senior Subordinated Convertible Loan Agreement, dated as of December 31, 2018, by and among Melinta Therapeutics, Inc., as the Borrower, the other Loan Parties thereto from time to time and the Lenders party thereto, as amended and restated as of January __, 2019, and as may be further amended, restated, supplemented or otherwise modified from time to time.

(z) “Loan Conversion Rate” shall mean the Conversion Rate (as defined in the Loan Agreement).

(aa) “Loan Documents” means the Loan Agreement, the Notes, the Guaranty, each Compliance Certificate, the Senior Facility Subordination Agreement, any solvency certificate and other documents, agreements and instruments delivered in connection with any of the foregoing and dated the Loan Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(bb) “Loan” means any loan made available from time to time by the Lenders to the Borrower pursuant to the Loan Agreement.

(cc) “Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes arising from any payment made hereunder or from the execution, delivery, registration, Transfer or enforcement of, or otherwise with respect to, any Loan Document.

(dd) “Ownership Limitation” means, other than with respect to VHP, VIP and their respective Affiliates from time to time (who shall not be subject to the Ownership Limitation), the “beneficial ownership” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all stock that such person or group has the right to acquire pursuant to an option right), directly or indirectly, by a holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such holder’s or any such Affiliate’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which such holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) of 29.9% on an issued and outstanding basis of the voting interests in the Company’s stock.

(ee) “Parity Securities” shall have the meaning set forth in Section 1(b) hereof.

(ff) “Participating Dividends” shall have the meaning set forth in Section 2(a) hereof.

(gg) “Person” means any individual, corporation, limited liability company, partnership, trust, association, trust or business trust, unincorporated organization or joint venture, Governmental Authority or other entity of any nature whatsoever.

(hh) “Preferred Stock” shall have the meaning set forth in the Preamble.

(ii) “Reverse Stock Split” shall have the meaning set forth in the Loan Agreement.

(jj) “Securities Act” shall have the meaning set forth in Section 6(a) hereof.

(kk) “Senior Securities” shall have the meaning set forth in Section 1(b) hereof.

(ll) “Series A Convertible Preferred Stock” shall have the meaning set forth in Section 1(a) hereof.

(mm) “Subsidiary” or “Subsidiaries” means, as to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

(nn) “Share Registry” shall have the meaning assigned to such term in Section 6(c).

(oo) “Specified Holder” means any holder of the Series B Convertible Preferred Stock that is managed on a discretionary basis by, or is otherwise an Affiliate of, Deerfield Management Company, L.P. (including, without limitation, Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund III, L.P. or Deerfield Special Situations Fund, L.P.) or any successor, assign or transferee of any such holder.

(pp) “Transfer” means directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise).

(qq) “Transfer Agent” shall have the meaning assigned to such term in Section 5(c)(ii).

(rr) “VHP” means Vatera Healthcare Partners LLC.

(ss) “VIP” means Vatera Investment Partners LLC (to be re-named Oikos Investment Partners LLC after the date hereof).

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of February 21, 2019.

MELINTA THERAPEUTICS, INC.

By:	/s/ Peter J. Milligan
	Name:	Peter J. Milligan
	Title:	Secretary and Chief Financial Officer

[Signature Page to Certificate of Designations]